Exhibit T3E-3

Offer to Exchange and Consent Solicitation

for

Any and All of its Outstanding 9.875% Senior Notes due 2018 (CUSIP Nos. 422680 AF5, U42308 AC7, 422680 AG3 and 422680 AE8)

and Related Guarantees

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 12, 2016 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF EXISTING NOTES MUST VALIDLY TENDER THEIR EXISTING NOTES AND DELIVER THEIR CONSENTS ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE EXCHANGE CONSIDERATION. HOLDERS OF EXISTING NOTES WHO VALIDLY TENDER THEIR EXISTING NOTES AND DELIVER THEIR CONSENTS ON OR PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON MARCH 29, 2016 (THE “EARLY EXCHANGE DATE”) WILL BE ELIGIBLE TO RECEIVE THE TOTAL CONSIDERATION. EACH CONSENT WILL CONSTITUTE A CONSENT TO (I) THE WAIVER OF CERTAIN PROVISIONS AND EVENTS OF DEFAULT (THE “WAIVER”) TO THE EXISTING NOTES (AND RELATED GUARANTEES) AND THE ORIGINAL INDENTURE PURSUANT TO WHICH THE EXISTING NOTES WERE ISSUED, (II) IN THE CASE OF HOLDERS WHO TENDER ON OR PRIOR TO THE EARLY EXCHANGE DATE, ENTER INTO THE PROPOSED WARRANT AGREEMENT AMONG THE HOLDERS OF COMMON STOCK (THE “WARRANT AGREEMENT”) AND (III) FOR NEW HOLDERS OF COMMON STOCK, AN EXERCISE OF SUCH HOLDER’S FULL VOTING RIGHTS IN FAVOR OF AN INCREASE IN AUTHORIZED SHARES OF COMMON STOCK SUFFICIENT TO COVER THE JOHNSRUD EQUITY CONVERSION AND THE RIGHTS OFFERING.

A HOLDER WHO TENDERS EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER, AND THEREFORE DELIVERS A CONSENT, MAY NOT VALIDLY WITHDRAW SUCH TENDERED EXISTING NOTES OR REVOKE SUCH CONSENT.

March 16, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Nuverra Environmental Solutions, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Offering Memorandum, dated March 16, 2016 (the “Offering Memorandum”), and the enclosed consent and letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”), at the election of holders of Existing Notes (defined below) either $1,000 in (i)(a) its Senior Secured Second Lien Notes due 2021 (the “Notes”) or (b) shares of common stock, par value $0.01 per share (the “Common Stock”) of Nuverra (the “Equity Conversion”), converted at the Conversion Price and (ii) for holders of Existing Notes that tender on or prior to the Early Exchange Date, a pro rata share (based on the aggregate principal amount of the Existing Notes tendered on or prior to the Early Exchange Date) of penny warrants (the “Warrants”) sufficient to purchase 10% of shares of the Common Stock of the Company, subject to dilution as described in the Offering Memorandum, for each $1,000 principal amount of its outstanding 9.875% Senior Notes due 2018 (CUSIP Nos. 422680 AF5, U42308 AC7, 422680 AG3 and 422680 AE8) (the “Existing Notes”).

In conjunction with the Exchange Offer, the Company hereby solicits (the “Consent Solicitation”) the Consents (the “Consents”). Any holder who tenders Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Each Consent will constitute a consent to (i) the waiver of certain provisions and events of default (the “Waiver”) to the Existing Notes (and related guarantees) and the Original Indenture pursuant to which the Existing Notes were issued, (ii) in the case of Holders who tender on or prior to the Early Exchange

Date, enter into the proposed warrant agreement among the holders of Common Stock (the “Warrant Agreement”) and (iii) for new holders of Common Stock, an exercise of such holder’s full voting rights in favor of an increase in authorized shares of Common Stock sufficient to cover the Johnsrud Equity Conversion and the Rights Offering. Holders may not deliver such Consent without tendering Existing Notes. The Offering Memorandum and the Letter of Transmittal more fully describe the Exchange Offer and Consent Solicitation. Capitalized terms used but not defined herein have the respective meanings given to them in the Offering Memorandum.

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.	Offering Memorandum dated March 16, 2016;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in the Letter of Transmittal); and

4.	A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and Consent Solicitation.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 12, 2016 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY. A HOLDER WHO TENDERS EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER, AND THEREFORE DELIVERS A CONSENT, MAY NOT VALIDLY WITHDRAW SUCH TENDERED EXISTING NOTES OR REVOKE SUCH CONSENT.

To participate in the Exchange Offer and Consent Solicitation, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange and Information Agent, and certificates representing the Existing Notes (or a timely confirmation of book-entry transfer of such Existing Notes) should be delivered to the Exchange and Information Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Memorandum.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of the Existing Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer and Consent Solicitation, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries that you may have with respect to the Exchange Offer and Consent Solicitation, or requests for additional copies of the enclosed materials, should be directed to Ipreo LLC, the Exchange and Information Agent for the Exchange Offer and Consent Solicitation, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AND INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL.

Enclosures

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